Exhibit 4.4

INDEPENDENT BANKS OF VIRGINIA, INC.

ARTICLES OF AMENDMENT

A. The name of the corporation is: Independent Banks of Virginia, Inc.

B. This amendment, adopted pursuant to Section 13.1-707 of the Code of Virginia, 1950, as amended, is to amend Article 1 of the Articles of Incorporation to read as follows:

“ARTICLE 1

The name of the corporation is: HERITAGE BANKSHARES, INC.”

C. The Board of Directors, on March 26, 1992, found the amendment to be in the best interest of the Corporation and recommended its adoption. The stockholders adopted the amendment on June 16, 1992, at the annual meeting of stockholders.

D. All 769,630 of the issued and outstanding shares of the Corporation’s voting common stock were entitled to vote.

E. 474,860 of the eligible shares were voted in favor of the amendment to Article 1 to change the name of the Corporation to Heritage Bankshares, Inc., which vote was sufficient for approval of the amendment.

F. On May 18, 1992, written notice accompanied by a copy of the proposed amendment was mailed, postage prepaid, to each and every one of the stockholders at his address as it appears on the Corporation’s stock transfer books. All notices were deposited in the U. S. Mail on May 18, 1992.

G. The amendment does not affect a restatement of the Articles of Incorporation. Signed in the City of Norfolk, Virginia, this 10th day of August, 1992.

INDEPENDENT BANKS OF VIRGINIA, INC.

By:	/s/ Robert C. Stackhouse

Robert C. Stackhouse, Secretary

1